                                                                     EXHIBIT 2.1
UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF NEW YORK


---------------------------------------
                                                CHAPTER 11
IN RE:
                                                CASE NOS. 01-21812, 01-21818,
INTERNATIONAL TOTAL SERVICES, INC.,             01-21820, 01-21822, 01-21824,
et al.,                                         01-21826, 01-21827 (CD)
-- ---

DEBTORS AND DEBTORS-IN-POSSESSION.              JOINTLY ADMINISTERED UNDER
                                                CASE NO. 01-21812
---------------------------------------


                    DEBTORS' CONSOLIDATED PLAN OF LIQUIDATION
                    -----------------------------------------


                                OCTOBER 18, 2002


                                 KING & SPALDING

                COUNSEL FOR THE DEBTORS AND DEBTORS-IN-POSSESSION

                    DEBTORS' CONSOLIDATED PLAN OF LIQUIDATION

                                   ARTICLE I.

                                  INTRODUCTION

       International Total Services, Inc., Crown Technical Systems, Inc., I.T.S. of New York, Inc., Selective Detective Services, Inc., T.I.S. Incorporated, Certified Investigative Services, Inc., and Texas International Services Corp., debtors and debtors-in-possession in the above-captioned Chapter 11 Cases (the "Debtors"), pursuant to Chapter 11 of Title 11 of the United States Code, hereby propose and file this Debtors' Consolidated Plan of Liquidation. This Debtors' Consolidated Plan of Liquidation should be considered in conjunction with the Debtors' Consolidated Disclosure Statement (the "Disclosure Statement"), which the Debtors have filed contemporaneously herewith.

                                  ARTICLE II.
                     DEFINITIONS AND RULES OF INTERPRETATION
                     ---------------------------------------

1.     SCOPE OF DEFINITIONS.

       For purposes of the Plan, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article II of the Plan. Any term used in the Plan that is not defined herein, but is otherwise defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, terms shall include the plural as well as the singular in number, and the masculine shall include the feminine and the feminine shall include the masculine in gender. The term "including" shall mean "including, without limitation."

2.     DEFINITIONS.

       2.1. Accounts Receivable shall mean any and all outstanding but unpaid bills or statements of account for products or services previously or hereinafter provided by the Debtors or the Consolidated Debtor that have been or will be sent to the Debtors' or the Consolidated Debtor's present or former customers for payment.

       2.2. Administrative Claim shall mean an Allowed Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and entitled to priority payment pursuant to Section 507(a)(1) of the Bankruptcy Code, including (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates or the Consolidated Estate and operating the Debtors' or the Consolidated Debtor's businesses, including wages, salaries, or commissions for services rendered after the Petition Date, (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses approved, awarded or allowed under Sections 330(a) or 331 of the Bankruptcy Code, (c) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court, (d) the Retention Payments, (e) the FAA Bonuses, and (f) additional compensation payable to the directors of ITS for the services rendered by such directors prior to the Effective Date, but only to the extent such compensation has been approved by the Oversight Committee or by the Court after Designated Notice.

       2.3. Allowed Claim shall mean a Claim against one or more of the Debtors to the extent that such Claim (a) has been allowed by a Final Order of the Court; (b) is (i) listed in any of the Debtors' respective Schedules, other than a Claim that is Scheduled at zero or as disputed, contingent, or unliquidated, or (ii) evidenced by a proof of claim that has been filed with the Court on or before the Bar Date or deemed filed pursuant to any Final Order of the Court or under applicable law, and as to which (A) no objection to its allowance has been timely filed; or

(B) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order; or (c) is allowed pursuant to the terms of this Plan. Notwithstanding any other provision of the Plan, the term "Allowed Claim" shall not include any Claim held by a creditor against which the Debtors, the Consolidated Debtor or the Liquidating Agent has asserted a claim that has the effect of precluding a Distribution with respect to such Claim.

       2.4. Ballot shall mean each of the voting forms that will be distributed by order of the Court to holders of Claims in Classes that are impaired and entitled to vote under the Plan.

       2.5. Bankruptcy Code shall mean the Bankruptcy Reform Act of 1978, as amended and codified in Title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, as now in effect or hereafter amended and applicable to these Chapter 11 Cases.

       2.6. Bankruptcy Rules shall mean: (a) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, (b) the Federal Rules of Civil Procedure, and (c) the Local Rules of the Court, all as amended from time to time and as applicable to these Chapter 11 Cases or proceedings therein.

       2.7. Bar Date shall mean January 11, 2002.

       2.8. Business Day shall mean any day, excluding Saturdays, Sundays, and legal holidays, on which commercial banks are open for business in New York, New York.

       2.9. Cash shall mean legal tender of the United States of America.

       2.10. Causes of Action shall mean any actions, causes of action, claims, demands, suits, or rights, (a) held by one or more of the Debtors under applicable law, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, and whether asserted or assertable directly or derivatively, in law, equity or otherwise, or (b) created or arising in favor of one or more of the Debtors, their Estates, the Consolidated Estate or the Consolidated Debtor under the Bankruptcy Code, including all claims, rights and causes of action arising under Section 510 or under any of Sections 542 through 553 of the Bankruptcy Code, in each case regardless of whether such actions, causes of action, claims, demands, suits or rights are commenced prior to or after the Effective Date. To the extent that any such Cause of Action held by one or more of the Debtors has not been settled and released through an order of the Court entered on or before the Effective Date, the Causes of Action shall include (without limitation) causes of action against (i) Southwest Airlines, Co. for breach of contract, breach of the implied covenant of good faith and fair dealing, contempt, and other appropriate causes of action; (ii) Robert A. Weitzel and Robert P. Weitzel for breach of contract, breach of the implied covenant of good faith and fair dealing, return of preferential payments, costs and legal fees, tortious interference with contract, tortious interference with prospective business relationships, unfair competition, civil conspiracy, aiding and abetting and other appropriate causes of action; (iii) certain other third parties who failed to meet their duties and obligations to the Debtors; and (iv) various third parties for return of preferential payments.

       2.11. Chapter 11 Cases shall mean the ITS Case, the Crown Technical Case, the ITS New York Case, the Selective Detective Case, the TIS Case, the CIS Case, and the Texas International Case.

       2.12. CIS shall mean Certified Investigative Services, Inc., a Texas corporation.

       2.13. CIS Case shall mean the Chapter 11 bankruptcy case of CIS, Case No. 01-21824, now pending before the Court.

       2.14. Claim shall mean a claim against any one or more of the Debtors, as defined in Section 101(5) of the Bankruptcy Code.

       2.15. Claims Litigation shall mean any and all litigation or proceedings arising out of objections to Claims asserted against the Consolidated Estate, motions to estimate Claims asserted against the Consolidated Estate, or affirmative counterclaims or requests for setoff or recoupment that are raised with regard to Claims asserted against the Consolidated Estate.

       2.16. Class shall mean any class into which Claims or Interests are classified pursuant to this Plan.

       2.17. Committee shall mean the Official Committee of Unsecured Creditors appointed in the Debtors' Chapter 11 cases, as it may be constituted from time to time.

       2.18. Confirmation Date shall mean the date on which the Confirmation Order is entered on the docket of the Court.

       2.19. Confirmation Hearing shall mean the hearing on confirmation of the Plan, held pursuant to Section 1128 of the Bankruptcy Code.

       2.20. Confirmation Order shall mean the Order entered by the Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

       2.21. Consolidated Debtor shall mean the entity formed by the substantive consolidation of the Debtors and their respective Estates as of the Effective Date.

       2.22. Consolidated Estate shall mean the estate that arises out of the substantive consolidation of the Debtors' bankruptcy cases and the pooling of the Debtors' assets.

       2.23. Consolidation shall mean the substantive consolidation of (a) the ITS Case, the Crown Technical Case, the ITS New York Case, the Selective Detective Case, the TIS Case, the CIS Case, and the Texas International Case, and (b) the Debtors' assets and liabilities, such that all Liquidation Proceeds and Retained Proceeds from the Debtors' Estates shall be pooled and then distributed, in accordance with the provisions of this Plan, to satisfy Allowed Claims against the Debtors. Consolidation shall be deemed to occur for the purposes of this Plan on the Effective Date.

       2.24. Consummation Date shall mean the date on which the Liquidating Agent makes the final Distribution of the Liquidation Proceeds and Retained Proceeds in accordance with the Plan.

       2.25. Contingent Compensation Claim shall mean an Allowed Claim held by Thompson in an amount equal to (a) $900,000 minus (b) the sum of all amounts received by Thompson as Retention Payments. The Contingent Compensation Claim shall be included in Class 6 and satisfied as described in Section (f) of
Article IV of the Plan.

       2.26. Court shall mean the United States Bankruptcy Court for the Eastern District of New York or, in the event such Court ceases to exercise jurisdiction over one or more of these Chapter 11 Cases, such court or adjunct thereof that exercises jurisdiction over these Chapter 11 Cases in lieu of the United States Bankruptcy Court for the Eastern District of New York.

       2.27. Crown Technical shall mean Crown Technical Systems, Inc., an Ohio corporation.

       2.28. Crown Technical Case shall mean the Chapter 11 bankruptcy case of Crown Technical, Case No. 01-21827, now pending before the Court.

       2.29. Debtors shall mean ITS, Crown Technical, ITS New York, Selective Detective, TIS, CIS, and Texas International, collectively.

       2.30. Designated Notice means notice and an opportunity for a hearing as defined in section 102(a) of the Bankruptcy Code, with notice limited to the Debtors, the Consolidated Debtor, the members of the Oversight Committee, the Liquidating Agent, the United States Trustee, and their respective counsel, and other parties in interest who, after entry of the

Confirmation Order, file a request for such notice with the clerk of the Court and serve a copy of such notice on counsel to the Debtors, counsel to the Oversight Committee and the Liquidating Agent.

       2.31. Disallowed Claim shall mean (a) a Claim, or any portion thereof, that has been disallowed by a Final Order of the Court; (b) a Claim that has been listed in the Schedules at zero or as contingent, disputed, or unliquidated and as to which no proof of claim has been timely filed or deemed timely filed with the Court pursuant to the Bankruptcy Code, any Final Order of the Court or other applicable law; or (c) a Claim that has not been listed in the Schedules and as to which no proof of claim has been timely filed or deemed timely filed with the Court pursuant to the Bankruptcy Code, any Final Order of the Court, or other applicable law.

       2.32. Disputed Claim shall mean a Claim as to which an objection has been timely filed by a party-in-interest with standing and which has not been withdrawn or determined by a Final Order and which is not the subject of a compromise and settlement as described in this Plan. Disputed Claims shall also include any Claim held by a creditor against which the Debtors, the Consolidated Debtor or the Liquidating Agent has asserted a claim that has the effect, under
Section 502(d) of the Bankruptcy Code, of precluding a Distribution with respect to such Claim.

       2.33. Distribution shall mean a distribution or payment under the Plan.

       2.34. Distribution Date shall mean the Effective Date, and the first Business Day of each calendar quarter thereafter, if sufficient Liquidation Proceeds are available to warrant Distribution in the reasonable judgment of the Liquidating Agent and subject to the Liquidating Agent's right to delay Distributions as set forth in Section 4 of Article VII of the Plan.

       2.35. Effective Date shall mean the first Business Day occurring fifteen
(15) days after the Confirmation Date, provided that all of the conditions set forth in Article IX of the Plan have been satisfied, or such later date on which all such conditions have been satisfied.

       2.36. Estates shall mean the bankruptcy estates created by the commencement of the Chapter 11 Cases.

       2.37. FAA shall mean the Federal Aviation Administration and/or the Transportation Security Administration.

       2.38. FAA Bonuses shall mean all amounts (other than Retention Payments) due and payable to the Debtors' present or former employees as bonus payments under FAA-funded performance incentive plans.

       2.39. Final Order shall mean an order or judgment, the operation or effect of which has not been stayed, reversed, modified, or amended and as to which order or judgment the time to appeal, petition for certiorari, or seek reargument, review or rehearing has expired and as to which no notice of appeal, petition for certiorari, or motion for reargument, review or rehearing was timely filed or, if timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further reargument or rehearing has expired.

       2.40. Indemnified Parties shall mean Thompson and Messrs. H. Jeffrey Schwartz, J. Jeffrey Eakin and John P. O'Brien.

       2.41. Interests shall mean all of the issued and outstanding equity interests in each of the Debtors.

       2.42. ITS shall mean International Total Services, Inc., an Ohio corporation.

       2.43. ITS Case shall mean the Chapter 11 bankruptcy case of ITS, Case No. 01-21812, now pending before the Court.

       2.44. ITS New York shall mean I.T.S. of New York, Inc., a New York corporation.

       2.45. ITS New York Case shall mean the Chapter 11 bankruptcy case of ITS New York, Case No. 01-21818, now pending before the Court.

       2.46. Liquidating Agent shall mean David E. Garlitz and any successors under the Plan. Confirmation of the Plan shall constitute the approval of the Liquidating Agent as a professional person pursuant to the applicable provisions of the Bankruptcy Code. The Liquidating Agent shall direct and oversee the Consolidated Debtor's business activities, conduct the final liquidation and distribution of the Consolidated Estate and conduct the wind-up of the Consolidated Debtor's affairs, in each case in accordance with the terms and conditions of this Plan.

       2.47. Liquidation Proceeds shall mean any Cash received by the Consolidated Estate from any source, including Cash generated by (a) the collection of outstanding Accounts Receivable, (b) the sale of the Consolidated Debtor's assets, (c) the prosecution or settlement of the Causes of Action, and
(d) receipt of the Settlement Payment, less and except an appropriate amount of Retained Proceeds. Liquidation Proceeds shall include any Cash held by any of the Debtors as of the Effective Date and all Cash realized from the liquidation of any asset of the Debtors, the Consolidated Debtor, the Estates, or the Consolidated Estate (after satisfaction of any lien on such asset that secures a Secured Claim).

       2.48. Oversight Committee shall mean a committee comprised of the members (as of the Effective Date) of the Committee, plus any members appointed to the Oversight Committee after the Effective Date by the Court, but less and except any member(s) of the Oversight

Committee that subsequently resigns or is removed in accordance with the provisions of Article XIV hereof; provided, however, that if any member of the Oversight Committee transfers and assigns its Claims, then such member shall be deemed to have resigned from the Oversight Committee effective as of the date of such transfer and assignment and such member shall not be permitted to serve on the Oversight Committee; provided, further, no successor or assign of a member of the Oversight Committee, and no transferee of a Claim held by a member of the Oversight Committee, shall be permitted to serve as a member of the Oversight Committee. The formation of the Oversight Committee shall be effective as of the Effective Date.

       2.49. Petition Date shall mean September 13, 2001, the date on which the Debtors filed their Chapter 11 Cases.

       2.50. Plan shall mean this Consolidated Plan of Liquidation, as it may be modified or amended from time to time pursuant to Section 1127 of the Bankruptcy Code and Article X of the Plan.

       2.51. Poorman-Douglas shall mean Poorman-Douglas Corporation.

       2.52. Preboard Services Agreement shall mean that certain Letter Agreement dated February 14, 2002, by and between ITS and the FAA, as amended, modified, extended, definitized, supplemented and or superseded, whether before or after the date hereof (including any definitive agreement entered into by the parties with respect to the subject matter of the Letter Agreement).

       2.53. Priority Claim shall mean an Allowed Claim entitled to priority pursuant to Sections 507(a)(2) through and including 507(a)(7) of the Bankruptcy Code.

       2.54. Rejected Retention Agreements shall mean the following agreements, which shall be rejected by the Debtors as of the Effective Date pursuant to
Section 365(a) of the Bankruptcy

Code: (a) Retention and Severance Agreement, effective as of August 3, 2000, between ITS and Ronald P. Koegler, (b) Retention and Severance Agreement, effective as of August 3, 2000, between ITS and Michael F. Sosh, (c) Retention and Severance Agreement, effective as of December 1, 2000, between ITS and John
W. DeMell, (d) Retention and Severance Agreement, effective as of August 3, 2000, between ITS and Scott Brewer, (e) Retention and Severance Agreement, effective as of August 3, 2000, between ITS and Sandy M. Mackless, (f) Retention and Severance Agreement, effective as of August 3, 2000, between ITS and Charles
P. Licata, and (g) Employment Agreement, dated as of August 3, 2000, between ITS and Thompson.

       2.55. Retained Proceeds shall mean the Unpaid Claims Reserve plus a portion of the Cash in the Consolidated Estate, as determined by the Liquidating Agent in its reasonable discretion, that shall be retained in the Consolidated Estate as a reserve fund to cover, among other things, (a) pro rata payments to holders of Disputed Claims that are not Allowed Claims on the Effective Date or any applicable Distribution Date (it being understood that the Court shall be entitled, at the request of the Liquidating Agent, to fix the amount of the reserve fund allocated to Disputed Claims); (b) the post-Effective Date costs and expenses of liquidating and administering the Consolidated Estate; (c) tax claims (if any) and other priority claims accruing after the Effective Date; and
(d) a reasonable reserve for the payment of the post-Effective Date compensation and expenses of the Liquidating Agent, the fees and expenses of professional persons retained by the Liquidating Agent and/or the Consolidated Debtor, the out-of-pocket expenses of members of the Oversight Committee, and the fees and expenses of professional persons retained by the Oversight Committee. On the Consummation Date, any remaining Retained Proceeds shall be used to make the final Distribution under the Plan.

       2.56. Retention Payments shall mean all amounts due and payable to the Debtors' present or former employees as retention, incentive or bonus payments pursuant to the Order entered in the Chapter 11 Cases on or about May 2, 2002.

       2.57. Scheduled shall mean, with respect to any Claim or Interest, the status and amount, if any, of such Claim or Interest, as set forth in the Debtors' respective Schedules.

       2.58. Schedules shall mean the Debtors' Schedules of Assets and Liabilities and Statements of Financial Affairs filed on October 29, 2001, in each case as amended from time to time.

       2.59. Secured Claim shall mean an Allowed Claim secured by a lien on property of the Consolidated Estate to the extent of the value, as of the Effective Date, of such lien as determined by a Final Order of the Court pursuant to Section 506 of the Bankruptcy Code, or as otherwise agreed in writing by the Liquidating Agent and the holder of such Allowed Claim.

       2.60. Selective Detective shall mean Selective Detective Services, Inc., a New Jersey corporation.

       2.61. Selective Detective Case shall mean the Chapter 11 bankruptcy case of Selective Detective, Case No. 01-21822, now pending before the Court.

       2.62. Senior Lenders shall mean Bank One, N.A. and The Provident Bank and their respective successors and assigns.

       2.63. Settlement Payment shall mean the payment by the Trustee of Cash in an amount equal to $500,000 (plus accrued interest), at the request and on behalf of the Indemnified Parties, as consideration for the release set forth in paragraph 2 of Article XII.

       2.64. Tax Claim shall mean any Allowed Claim entitled to priority under
Section 507(a)(8) of the Bankruptcy Code.

       2.65. Texas International shall mean Texas International Services Corp., a Texas corporation.

       2.66. Texas International Case shall mean the Chapter 11 bankruptcy case of Texas International, Case No. 01-21820, now pending before the Court.

       2.67. Thompson shall mean Mark D. Thompson, the Debtors' President and Chief Executive Officer.

       2.68. TIS shall mean T.I.S. Incorporated, a Texas corporation.

       2.69. TIS Case shall mean the Chapter 11 bankruptcy case of TIS, Case No. 01-21826, now pending before the Court.

       2.70. Trustee shall mean Gary D. Salt, as trustee under that certain Trust Agreement, dated as of July 18, 2001, by and among the Indemnified Parties and Gary D. Salt.

       2.71. Unsecured Claim shall mean an Allowed Claim that is not an Administrative Claim, a Priority Claim, a Secured Claim or a Tax Claim.

       2.72. Unpaid Claims Reserve shall have the meaning set forth in Section 7 of Article VII hereof.

       2.73. Voting Trust Agreement shall mean that certain Voting Trust Agreement, dated as of November 1, 1999, by and among ITS, Robert A. Weitzel (individually and as general partner of the Weitzel Family Limited Partnership),
H. Jeffrey Schwartz, J. Jeffrey Eakin and John P. O'Brien.

3.     RULES OF INTERPRETATION.
       ------------------------

       For purposes of the Plan:

       (a) any reference in the Plan to an existing document or exhibit filed, or to be filed, means such document or exhibit as it may have been or may be amended, modified, or supplemented;

       (b) unless otherwise specified, all references in the Plan to Articles, Sections or Exhibits are references to such Articles, Sections or Exhibits of, or to, this Plan;

       (c) the words "herein" and "hereto" refer to this Plan in its entirety, rather than to a particular portion of the Plan;

       (d) the Table of Contents and captions and headings to Articles and Sections are inserted for purposes of convenience and organization only, and are not intended to be a part of, or to affect the interpretation of, the Plan; and

       (e) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply herein.

                                  ARTICLE III.

                     CLASSIFICATION OF CLAIMS AND INTERESTS
                     --------------------------------------

1.     INTRODUCTION.

       All Claims and Interests in each Chapter 11 Case are classified in the Classes below. A Claim in a particular Class is entitled to receive Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class, and only to the extent such Claim has not been previously paid, released, or otherwise satisfied.

2.     SUBSTANTIVE CONSOLIDATION OF THE DEBTORS' ESTATES.

       On the Effective Date, the Debtors, the Chapter 11 Cases, and the Debtors' respective Estates shall be substantively consolidated, and following Consolidation, the Liquidating Agent shall liquidate the Consolidated Debtor's assets in accordance with the terms and conditions of the Plan. The proceeds from the liquidation of the Consolidated Debtor's assets shall be pooled and administered as the Consolidated Estate. Any proof of claim that was timely filed in the ITS Case, the Crown Technical Case, the ITS New York Case, the Selective Detective Case, the TIS Case, the CIS Case, or the Texas International Case (or any combination thereof) shall be treated as a single Claim against the Consolidated Estate. Allowed Claims against the Consolidated Estate that are within the same Class shall be administered on parity with each other, regardless of the identity of the Debtor(s) that the Claim was originally asserted against. As a result of the Consolidation, (i) all intercompany Claims (if any) between or among the Debtors are eliminated and extinguished under the Plan, (ii) all Claims based upon guarantees of collection, payment or performance made by one or more Debtors as to the obligations of another Debtor shall be discharged, released and of no further force or effect, (iii) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of the Consolidated Debtor, and
(iv) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the Consolidated Estate.

3.     CLASSIFICATION.

       Claims and Interests are classified as follows:

       (a)  CLASS 1 -   Administrative Claims

       (b)  CLASS 2 -   Tax Claims

       (c)  CLASS 3 -   Priority Claims

       (d)  CLASS 4 -   Claims of the Senior Lenders

       (e)  CLASS 5 -   Other Secured Claims

       (f)  CLASS 6 -   General Unsecured Claims

       (g)  CLASS 7 -   Interests

                                  ARTICLE IV.

          DESCRIPTION, TREATMENT AND IMPAIRMENT OF CLAIMS AND INTERESTS
          -------------------------------------------------------------

       The Classes of Claims and Interests, as well as their treatment and an analysis of whether they are impaired or unimpaired, are described as follows:

         (a)      CLASS 1  -  ADMINISTRATIVE CLAIMS

                  (1) DESCRIPTION AND TREATMENT: Class 1 consists of all Administrative Claims. The Liquidating Agent will cause the Consolidated Debtor to pay all Administrative Claims that are allowed as of the Effective Date in Cash in full on the Effective Date or as soon thereafter as is reasonably practicable. Subsequent to the Effective Date, the Liquidating Agent will pay each Administrative Claim that becomes allowed or otherwise becomes due (as recognized by the Liquidating Agent) following the Effective Date in Cash in full as soon as reasonably practicable after the date the Claim is allowed or becomes due (as recognized by the Liquidating Agent) To the extent the Debtors have not done so prior to the Effective Date, the Liquidating Agent shall seek entry of an order from the Court establishing a bar date for Administrative Claims.

                  (2) IMPAIRMENT: Class 1 is not impaired by the Plan.

         (b)      CLASS 2  -  TAX CLAIMS

                  (1) DESCRIPTION AND TREATMENT: Class 2 consists of all Tax Claims. To the extent that any Tax Claims have not been satisfied prior to the Effective Date, the Liquidating Agent will cause the Consolidated Debtor to pay all remaining Tax Claims in Cash in full on the Effective Date or as soon thereafter as is reasonably practicable. To the extent that any Class 2 Claim is allowed after the Effective Date, it will be paid in full in Cash as soon as reasonably practicable after the date the Claim is allowed.

                  (2) IMPAIRMENT: Class 2 is not impaired by the Plan.

         (d)      CLASS 3  - PRIORITY CLAIMS

                  (1) DESCRIPTION AND TREATMENT: Class 3 consists of all Priority Claims. To the extent that any Priority Claims have not been satisfied prior to the Effective Date, the Liquidating Agent will cause the Consolidated Debtor to pay all Priority Claims that are allowed as of the Effective Date in Cash in full on the Effective Date or as soon thereafter as is reasonably practicable. To the extent that any Class 3 Claim is allowed after the Effective Date, it will be paid in full in Cash on the next Distribution Date after the Claim is allowed or as soon thereafter as is reasonably practicable.

                  (2) IMPAIRMENT: Class 3 is not impaired by the Plan.

         (d)      CLASS 4  - CLAIMS OF THE SENIOR LENDERS

                  (1) DESCRIPTION AND TREATMENT: Class 4 consists of the prepetition and postpetition Claims of the Senior Lenders; provided, however, the Class 4 Claims of Bank One, N.A. shall not include any amounts purportedly due and owing to Bank One, N.A. as rents under certain personal property leases. An Order was entered in the Chapter 11 Cases on September 26, 2002 approving the compromise and settlement of any and all Claims held by the Senior Lenders, and all amounts due to the Senior Lenders under the terms of such settlement and compromise have been previously paid in full. Accordingly, the Senior Lenders will not receive any Distribution under the Plan on account of the Class 4 Claims.

                  (2) IMPAIRMENT: Class 4 is not impaired by the Plan.

         (e)      CLASS 5  - OTHER SECURED CLAIMS

                  (1) DESCRIPTION AND TREATMENT: Class 5 consists of all Secured Claims against the Debtors that are not included in Classes 1, 2, or 4. If any Class 5 Claim has not been satisfied prior to the Effective Date, then such Class 5 Claim shall be satisfied, at the Liquidating Agent's option, as follows: (i) by the transfer, assignment and conveyance by the Consolidated Debtor of the collateral securing such Class 5 Claim to the holder of such Claim in full and final satisfaction of such Claim, (ii) by the sale of the collateral securing such Class 5 Claim by the Consolidated Debtor pursuant to Section 363 of the Bankruptcy Code, and the payment by the Consolidated Debtor to the holder of such Claim of the net sale proceeds in full and final satisfaction of such Class 5 Claim, or (iii) by the payment by the Consolidated Debtor of Cash in an amount equal to such Secured Claim to the holder of such Claim.

                  (2) IMPAIRMENT: Class 5 is not impaired by the Plan.

         (f)      CLASS 6  -  GENERAL UNSECURED CLAIMS

                  (1) DESCRIPTION AND TREATMENT: Class 6 consists of all Unsecured Claims. On the Effective Date or as soon thereafter as is reasonably practicable, the Liquidating Agent shall cause the Consolidated Debtor to make a pro-rata Distribution to the holders of Class 6 Claims (other than Thompson, who shall not at such time receive any Distribution with respect to the Contingent Compensation Claim unless each other holder of a Class 6 Claim shall have received a Distribution equal to 38% of the allowed amount of such Class 6 Claim) of any Liquidation Proceeds that remain in the Consolidated Estate after the payment and satisfaction of Allowed Claims in Classes 1 through 5; provided, however, the amount of the Distribution pursuant to this sentence shall not exceed 38% of the allowed amount of each Class 6 Claim. In the event each holder of a Class 6 Claim shall have received less than 38% of the allowed amount of such holder's Class 6 Claim in the Distribution made pursuant to the preceding sentence, then on each subsequent Distribution Date or as soon thereafter as is reasonably practicable, the Liquidating Agent shall cause the Consolidated Debtor to continue to make pro-rata Distributions to the holders of Class 6 Claims of any available Liquidation Proceeds that remain in the Consolidated Estate after the payment of remaining Class 1 through 5 Claims, until each holder of a Class 6 Claim shall have received aggregate Distributions equal to 38% of such Class 6 Claim. Once each holder of a Class 6 Claim shall have received aggregate Distributions equal to 38% of such holder's Class 6 Claim (whether on the initial or any subsequent Distribution Date), then the Liquidating Agent shall cause the Consolidated Debtor to make Distributions to Thompson, as soon thereafter as is reasonably practicable, of any available Liquidation Proceeds that remain in the Consolidated Estate until Thompson shall have received aggregate Distributions with respect to the Contingent Compensation Claim in an amount equal to 38% of the Contingent Compensation Claim. After Thompson has received aggregate Distributions with respect to the Contingent Compensation Claim in an amount equal to 38% of the Contingent Compensation Claim, the Liquidating Agent shall cause the Consolidated Debtor to continue to make pro rata Distributions on each Distribution Date to the holders of Class 6 Claims (including Thompson, with respect to the Contingent Compensation Claim, subject to the final sentence of this paragraph (f)(1)) of any available Liquidation Proceeds that remain in the Consolidated Estate after the payment of remaining Class 1 through 5 Claims, until the Consummation Date. Notwithstanding any other provision of this Plan, Distributions with respect to the Contingent Compensation Claim shall cease and the Contingent Compensation Claim shall be deemed satisfied if (but only if) Thompson shall have received an amount equal to $900,000 in aggregate payments from Retention Payments, FAA Bonuses and Distributions pursuant to this paragraph (f)(1).

                  (2) IMPAIRMENT: Class 6 is impaired by the Plan.

         (g)      CLASS 7  -  INTERESTS

                  (1) DESCRIPTION AND TREATMENT: Class 7 consists of all Interests. On the Effective Date, all Interests shall be deemed canceled and extinguished. Holders of Interests shall receive no Distribution of any kind under the Plan on account of such Interests.

                  (2) IMPAIRMENT: Class 7 is impaired by the Plan and Class 7 is deemed to have rejected the Plan.

         (h)      PROVISIONS RELATING TO CLASS 1 AND CLASS 2 CLAIMS

                  The Plan contains provisions that set forth the treatment of Claims of a kind specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code. Such treatment is consistent with the requirements of section 1129(a)(9) of the Bankruptcy Code, and the holders of such Claims are not entitled to vote on this Plan. Notwithstanding any other provision of this Plan, pursuant to section 1123(a)(1) of the Bankruptcy Code, Claims under sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code are not designated as classes of Claims for purposes of this Plan and all references in this Plan to Class 1 and/or Class 2 Claims are for organizational purposes and convenience of reference only.

                                   ARTICLE V.

                      MEANS FOR IMPLEMENTATION OF THE PLAN
                      ------------------------------------

1.       VESTING OF THE DEBTORS' ASSETS.

         Pursuant to the Plan, all property of the Estates or the Consolidated Estate shall vest automatically in the Consolidated Debtor on the Effective Date (without the necessity of executing any instruments of assignment), for the express purpose of allowing the Liquidating Agent to make Distributions to holders of Claims pursuant to the terms and conditions of the Plan. Without limiting the foregoing, the Consolidated Debtor shall be vested with all of the Causes of Action, which shall be prosecuted and enforced under the direction and control of the Liquidating Agent. As of the Effective Date, all property of the Consolidated Debtor shall be free and clear of all liens, Claims and interests, except as specifically provided in the Plan or Confirmation Order.

2.     OPERATION OF THE CONSOLIDATED DEBTOR.

       The Liquidating Agent shall have the rights, powers and duties as set forth in the Plan and shall be responsible for administering the Plan under the terms and subject to the conditions set forth herein. Prior to the Effective Date, the Debtors shall post a bond, in an amount acceptable to the Committee and the Office of the United States Trustee, to secure the performance by the Liquidating Agent under the Plan. After the Effective Date, the Liquidating Agent shall be authorized to take the necessary and appropriate actions to direct and oversee the Consolidated Debtor's business activities and to proceed with an orderly, expeditious and efficient liquidation and distribution of the Consolidated Estate, except that the Liquidating Agent may cause the Consolidated Debtor to continue to perform services for the FAA as set forth in
Section 10 below. As more fully set forth in Section 8 below, the Liquidating Agent shall be authorized to retain or engage, or to cause the Consolidated Debtor to retain or engage, such employees, professional persons and agents as are appropriate or desirable to continue the liquidation of the Consolidated Estate. Further, the Liquidating Agent shall be authorized to make Distributions from the Liquidation Proceeds to pay the costs and expenses incurred after the Confirmation Date in connection with the operation of the Consolidated Debtor's businesses and the administration, liquidation and distribution of the Consolidated Estate, without the necessity of providing any notice or seeking or obtaining any approval of the Court with respect to such Distributions. Without limiting the generality of the foregoing, the Liquidating Agent shall be authorized to make Distributions to pay the fees and expenses of any professional persons retained by the Liquidating Agent and/or the Consolidated Debtor, the out-of-pocket expenses incurred by members of the Oversight Committee, and the fees and expenses of any professional persons retained by the Oversight Committee. The Liquidating Agent shall be the representative of the Estates and the Consolidated Estate as contemplated by Section 1123(b)(3)(B) of the Bankruptcy Code. The Liquidating Agent shall have full and exclusive power and authority to act on behalf of the Consolidated Debtor and shall be responsible for performing the duties of the Consolidated Debtor under the Plan. The Liquidating Agent shall have the rights, duties and powers of a trustee appointed pursuant to sections 701, 702 and 1104 of the Bankruptcy Code to act on behalf of the Consolidated Debtor with regard to the administration of the consolidated case and the assets of the Consolidated Estate. No recourse shall ever be had, directly or indirectly, against the Liquidating Agent personally, by legal or equitable proceedings or by virtue of any statute or otherwise, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Liquidating Agent under the Plan, or by reason of the creation of any indebtedness by the Liquidating Agent under this Plan for any purpose authorized by this Plan, save and except in cases of defalcation, misappropriation, fraud or gross negligence by the Liquidating Agent, it being expressly understood and agreed that such liabilities, promises, contracts, instruments, undertakings, obligations, covenants and agreements shall be enforceable only against and be satisfied only out of the assets of the Consolidated Debtor or shall be evidence only of a right of payment from the Consolidated Debtor's assets. The Liquidating Agent shall be indemnified and held harmless by the Consolidated Estate from and against any expenses (including the reasonable fees and expenses of counsel), damages or losses incurred or suffered by the Liquidating Agent in connection with any claim or demand which in any way arises out of or relates to the Plan or the services of the Liquidating Agent under the Plan; provided, however, if the Liquidating Agent is guilty of defalcation, misappropriation, fraud or gross negligence, then the Liquidating Agent shall bear all losses, damages and expenses arising as a result of such defalcation, misappropriation, fraud or gross negligence. The Liquidating Agent may resign at any time in his sole discretion, and such resignation shall be effective upon the earlier of (i) 30 days after the Liquidating Agent has given written notice of resignation to the members of the Oversight Committee, and (ii) the date the Court approves a successor to the resigning Liquidating Agent. In case of the resignation or removal of the Liquidating Agent, a successor shall thereupon be appointed by the Oversight Committee, subject to approval of the Court. The Liquidating Agent shall be reimbursed for any out-of-pocket expenses incurred in connection with the discharge of its duties under the Plan and shall be entitled to receive the following compensation for its services: (i) $15,000.00 per month for the first three months following the Effective Date, and (ii) following the expiration of the three-month period commencing on the Effective Date, $150.00 per hour for each hour of service hereunder. The Liquidating Agent's expenses and compensation shall be reimbursed and/or paid out of the Liquidation Proceeds and, if the Liquidating Agent's expenses and compensation have been approved by the Oversight Committee (or have not been objected to by the Oversight Committee within 15 calendar days of delivery to the Oversight Committee and its counsel of the applicable billing statement), such expenses and compensation may be paid without the necessity of providing notice to any party in interest (other than the members of the Oversight Committee) or obtaining any approval from the Court. If the Oversight Committee objects to the Liquidating Agent's expenses and compensation, such expenses and compensation shall only be paid if approved by the Court following Designated Notice. On the Consummation Date, after making the final Distribution under the Plan, the Liquidating Agent shall be discharged from its duties under the Plan.

3.     BILLING AND COLLECTION OF ACCOUNTS RECEIVABLE.

       As of the Effective Date, the Liquidating Agent shall be authorized to:
(i) complete the billing of the Debtors' or Consolidated Debtor's customers;
(ii) send correspondence to the Debtors' or Consolidated Debtor's customers requesting payment of all amounts outstanding, due and payable to the Debtors or the Consolidated Debtor; (iii) engage in other collection activity to ensure payment of outstanding Accounts Receivable; and (iv) employ or cause the Consolidated Debtor to employ, subject to the approval of the Oversight Committee, one or more collection agencies to further pursue collection of the outstanding Accounts Receivable. After the Confirmation Date, the Consolidated Debtor and any collection agencies employed prior to the Confirmation Date shall continue to provide billing and collection services with respect to the Debtors' outstanding Accounts Receivable until such time as the Liquidating Agent determines that further efforts by the Consolidated Debtor and/or such collection agencies to collect the Accounts Receivable would not be cost efficient or of further benefit to the Consolidated Estate. All collection agencies employed by the Consolidated Debtor and/or the Liquidating Agent shall continue to be compensated for billing and collection services in accordance with the terms and arrangements as may be agreed to by the Liquidating Agent and/or the Consolidated Debtor. The Liquidating Agent shall be authorized to negotiate, litigate, settle or otherwise resolve any governmental audit (whether conducted by the FAA or otherwise) with respect to billings by, and/or amounts due and payable to, the Debtor or Consolidated Debtor under the Preboard Services Agreement; provided, however, the approval of the Oversight Committee shall be required in connection with any settlement of any such governmental audit.

4.     MAINTENANCE OF BANK ACCOUNTS AND DISTRIBUTION OF LIQUIDATION PROCEEDS.

       The Liquidating Agent shall have the authority and responsibility to disburse the assets of the Consolidated Estate to the holders of Allowed Claims and otherwise in accordance with the terms of the Plan. All Liquidation Proceeds and Retained Proceeds shall be held in trust for the benefit of holders of Allowed Claims in one or more separate bank or other depository accounts throughout the term of the Plan. The Liquidating Agent shall be entitled to use the Debtors' bank accounts that are in existence as of the Effective Date and shall be authorized to open such bank or other depository accounts as may be necessary or appropriate in the discretion of the Liquidating Agent to enable it to carry out the provisions of this Plan (provided that any bank account opened by the Liquidating Agent shall be at a financial institution approved by the Office of the United States Trustee). The Liquidating Agent may, from time to time, cause the Consolidated Debtor to invest Liquidation Proceeds and Retained Proceeds in certificates of deposit, treasury bills, money market accounts or other short term investments. All interest earned shall be retained for Distribution to the holders of Allowed Claims pursuant to the Plan. The Liquidating Agent shall prepare and maintain an adequate set of financial books, records or data bases that will allow the Liquidating Agent to accurately track the amount of Claims asserted against the Consolidated Estate and the amounts paid to each holder of Allowed Claims pursuant to the terms of the Plan; provided that the Liquidating Agent also shall be entitled to use the Debtor's books and records (including the books and records maintained by Poorman-Douglas, as the Debtor's agent) that are in existence on the Effective Date. On the Effective Date and each subsequent Distribution Date (or as soon thereafter as is reasonably practicable), the Liquidating Agent shall make Distributions to the holders of Allowed Claims in accordance with the terms of the Plan. The Liquidating Agent will continue to make Distributions until the assets in the Consolidated Estate have been fully distributed to holders of Allowed Claims and in accordance with the terms of the Plan.

5.     ADMINISTRATION OF CLAIMS.

       By Order dated on or about November 27, 2001, the Court established January 11, 2002, as the Bar Date by which all proofs of claim were required to be filed in the Chapter 11 Cases. Each Claim filed in any Chapter 11 Case, and each Claim filed in multiple Chapter 11 Cases, shall be treated as one Claim against the Consolidated Estate. Subsequent to the Effective Date, the Liquidating Agent shall continue the process of reviewing the filed proofs of claim and auditing these Claims with regard to (i) the supporting documents evidencing the Claims; (ii) the appropriateness of the characterization of each Claim; (iii) the amount of the Claim as set forth in the proof of claim; (iv) the extent to which the Debtors originally Scheduled the Claim as contingent, disputed or unliquidated; and (v) whether the proof of claim is otherwise valid, permissible, due and payable under the Bankruptcy Code and applicable state law. Within ninety (90) calendar days after the Confirmation Date, or such later date as may be fixed by the Court, the Liquidating Agent shall complete its review of the Claims and shall initiate and file any and all actions as it deems necessary or appropriate to dispute, disallow, object to, estimate or otherwise quantify the Claims against the Consolidated Estate. All Claims Litigation, including actions that arise out of the amount of a submitted Claim, or any objection to a submitted Claim, shall vest with the Consolidated Debtor and shall be prosecuted solely under the direction and control of the Liquidating Agent. The Liquidating Agent shall take actions regarding the administration, reconciliation and settlement of Claims, and shall object to Claims and prosecute Claims actions, until such time as the Liquidating Agent determines that further pursuit of litigation or actions objecting to Claims is no longer cost efficient, and will be of no further benefit to the Consolidated Estate and its creditors. THE FAILURE TO OBJECT TO ANY CLAIM, OR TO SEEK THE ESTIMATION OF ANY CLAIM, PRIOR TO THE COMMENCEMENT OF THE HEARING ON CONFIRMATION OF THE PLAN SHALL NOT BE DEEMED TO BE A WAIVER OF THE RIGHT TO OBJECT THEREAFTER TO SUCH CLAIM IN WHOLE OR IN PART, OR TO THEREAFTER SEEK ESTIMATION OF SUCH CLAIM, FOR THE PURPOSE OF DISTRIBUTION.

6.     PURSUIT OF CAUSES OF ACTION.

       As of the Effective Date, the Causes of Action shall vest in the Consolidated Debtor and shall remain a part of the Consolidated Estate. The Liquidating Agent shall have full, exclusive and complete authority to cause the Consolidated Debtor to pursue and prosecute such Causes of Action, or to refrain from pursuing any potential Cause of Action, based upon the Liquidating Agent's assessment of the net benefit expected to be received by the Consolidated Estate in connection therewith (taking into account the costs and expenses projected to be incurred in connection therewith, the likelihood of success on the merits, and the range of potential recoveries to be received by the Consolidated Estate). The Liquidating Agent shall cause the Consolidated Debtor to bring any such Cause of Action within the applicable statutes of limitation prescribed by
Section 546 of the Bankruptcy Code. The Consolidated Debtor and the Liquidating Agent shall be authorized to designate or retain such professional persons as the Liquidating Agent may deem necessary or desirable to evaluate and prosecute these Causes of Action, including the professional persons identified in Section 8 below. The Liquidating Agent shall have the authority to cause the Consolidated Debtor to compromise, settle and resolve any Cause of Action upon such terms and conditions as the Liquidating Agent deems appropriate and in the best interests of the Consolidated Estate, subject to Court approval following Designated

Notice. ALL CAUSES OF ACTION SHALL SURVIVE CONFIRMATION, AND THE ASSERTION OF CAUSES OF ACTION SHALL NOT BE BARRED OR LIMITED BY ANY ESTOPPEL, WHETHER JUDICIAL, EQUITABLE OR OTHERWISE.

7.     COMPROMISE OF RECEIVABLES AND DISPUTED CLAIMS.

       Subsequent to the Effective Date, the Liquidating Agent shall have the authority to cause the Consolidated Debtor to compromise, settle and resolve any Disputed Claim that was originally asserted in an amount less than $10,000.00 upon such terms and conditions as the Liquidating Agent deems appropriate and in the best interests of the Consolidated Estate. Any such compromise and settlement shall be deemed final and binding upon all parties in interest in the Chapter 11 Cases. The Liquidating Agent and the Consolidated Debtor shall be released from any obligation to provide notice to or file and serve pleadings upon any such parties in interest in connection with compromising these Claims (provided the Court approves such compromises of Claims).


       With respect to any Disputed Claim that was originally asserted in an amount that equals or exceeds $10,000.00, the Liquidating Agent shall have the authority to cause the Consolidated Debtor to compromise and settle any such Claim on such terms as the Liquidating Agent deems appropriate and in the best interests of the Consolidated Estate, subject to providing Designated Notice of any such proposed compromise and a reasonable opportunity to object thereto. If a party in interest files a written objection with the Court in these Chapter 11 cases with respect to any proposed compromise of any such Disputed Claim, and serves a copy of said objection upon the Liquidating Agent and its counsel, within 10 days from the service of Designated Notice of the proposed compromise, then the Court shall schedule a hearing with respect to said objection.

The Liquidating Agent may cause the Consolidated Debtor to file a single motion to compromise more than one Claim, which shall specify, with regard to each such Claim to be compromised:

       (1)    the holder of said Claim against the Consolidated Estate;

       (2)    the original asserted amount of said Claim;

       (3) the proposed allowed amount of such Claim or the proposed amount to be paid to the holder of said Claim in full and final satisfaction of said Claim; and

       (4)    the basis for said compromise.

       With regard to the Consolidated Debtor's Accounts Receivable, the Liquidating Agent shall have the authority, subject to the approval of the Oversight Committee, to cause the Consolidated Debtor to compromise and settle the amounts due on said Accounts Receivable, and fully resolve said Accounts Receivable, upon such terms as the Liquidating Agent deems appropriate and in the best interests of the Consolidated Estate. Any such compromise and settlement shall be deemed final and binding upon all parties in interest in the Chapter 11 Cases. The Liquidating Agent and the Consolidated Debtor shall be released from any obligation to provide notice to or file and serve pleadings upon any such parties in interest, and shall be released from any requirement to obtain Court approval, in connection with compromising these Accounts Receivable.

8.     RETENTION OF EMPLOYEES AND AGENTS.

       After the Effective Date, the Liquidating Agent shall have the authority, without the necessity of obtaining any approval from the Court or providing notice to any party in interest, to retain or to cause the Consolidated Debtor to retain such employees, professional persons, consultants, and agents (including collection agencies) as the Liquidating Agent may deem necessary or desirable to complete (i) the collection of Accounts Receivable; (ii) the liquidation of the Consolidated Debtors' assets; (iii) the administration of Claims; (iv) the Distribution and administration of the Consolidated Estate; and (v) the Consolidated Debtor's performance under the Preboard Services Agreement. Without limiting the generality of the foregoing, the Liquidating Agent shall be entitled to employ or to cause the Consolidated Debtor to employ: (i) King & Spalding, (ii) Poorman-Douglas, (iii) Benesch, Friedlander, Coplan & Aronoff LLP, and (iv) KPMG. These agents will continue to work for the Consolidated Debtor, or the Liquidating Agent, as appropriate, pursuant to the same compensation arrangements under which such professionals worked prior to the Effective Date, until such time as the Liquidating Agent determines that the services of these agents are no longer necessary for the administration and wind-up of the Consolidated Estate.

       To the extent that the Accounts Receivable have not been referred to a collection agency prior to the Confirmation Date, the Liquidating Agent may, subject to the approval of the Oversight Committee, cause the Consolidated Debtor to refer the remaining unpaid but outstanding Accounts Receivable to an appropriate collection agency for further legally permissible collection activity. If, at any time, the Consolidated Debtor is unsuccessful in its efforts to collect any of the Debtors' outstanding Accounts Receivable, either through its own collection efforts or those of a collection agency, the Liquidating Agent may, subject to the approval of the Oversight Committee, cause the Consolidated Debtor (i) to file lawsuits to collect the Accounts Receivable that remain due, outstanding and payable, or (ii) to write-off as uncollectible any such unpaid Accounts Receivable.

9.     SALE OF THE DEBTORS' REMAINING ASSETS.

       On and after the Effective Date, the Liquidating Agent shall have authority to cause the Consolidated Debtor to liquidate and sell, and the Liquidating Agent shall pursue the liquidation of, all remaining assets of the Consolidated Estate, including the Debtors' intellectual property (i.e., trade marks, trade names, logos, etc.) and any other tangible, intangible, real, personal or mixed property owned by the Consolidated Debtor (including claims asserted by the Debtors in other bankruptcy proceedings). The Liquidating Agent shall have authority to consummate such liquidations and sales without the necessity of obtaining any approval from the Court or providing notice to any party in interest; provided, however, the approval of the Oversight Committee shall be required in connection with the sale of any asset having a purchase price in excess of $5000.00. The Liquidating Agent shall also have the authority, if appropriate in the judgment of the Liquidating Agent and subject to the approval of the Oversight Committee, to abandon any assets of the Consolidated Estate that cannot be liquidated or sold in a cost effective manner or that have inconsequential value (including the Consolidated Debtor's ownership interests in legal entities formed under the laws of non-U.S. jurisdictions).

10.    CONTINUED PERFORMANCE UNDER PREBOARD SERVICES AGREEMENT.

       After the Effective Date, the Consolidated Debtor (under the direction and control of the Liquidating Agent) shall be authorized to continue to perform services for the FAA in accordance with the terms and conditions of the Preboard Services Agreement (if such Agreement is extended such that it contemplates the performance of services after the Effective Date). The Liquidating Agent shall have the authority, subject to the approval of the Oversight Committee, to negotiate one or more amendments, modifications, supplements and/or extensions to the Preboard Services Agreement, without the necessity of obtaining any approval from the Court or providing notice to any party in interest (other than the Oversight Committee).

11.    MODIFICATIONS TO PLAN.

       The Debtors shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to, or modifications of, the Plan until and including the Confirmation Date.

12.    EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS.

       The Debtors, the Consolidated Debtor and/or the Liquidating Agent shall be authorized to execute, deliver, file, and/or record such contracts, instruments, releases, indentures, and other agreements or documents, and to take such actions, as may be necessary, desirable or appropriate to effectuate and further evidence the terms and conditions of the Plan. In order to facilitate the liquidation and distribution of the Consolidated Estate and the wind-up of the Consolidated Debtor's affairs, on the Effective Date the Liquidating Agent shall be deemed, by operation of law and the Confirmation Order and without need for any action by any person affiliated with the Debtors or any officer or director of the Debtors, to hold an irrevocable power of attorney on behalf of the Consolidated Debtor and the Consolidated Estate and with respect to all assets of the Consolidated Debtor and the Consolidated Estate. On the Effective Date, (i) the authority, power and incumbency of the persons then acting as officers and directors of the Debtors shall be terminated and such officers and directors shall be deemed to have resigned (provided, however, that such termination and resignation shall not affect adversely any officer's or director's right to receive Retention Payments, FAA Bonuses or any other amounts due under this Plan), (ii) the Liquidating Agent shall succeed to such powers as would have been applicable to the Debtors' officers, directors and shareholders, and (iii) the Liquidating Agent shall, in accordance with applicable law, be deemed to have been issued one (1) share of stock in each Debtor (provided, however, the Liquidating Agent may elect not to receive shares in any one or more of the

Debtors, if the Liquidating Agent determines that it would be in the best interest of the Consolidated Estate).

13.    U.S. TRUSTEE FEES.

       Notwithstanding any other provisions of this Plan, the Liquidating Agent shall cause the Consolidated Debtor to pay any and all fees of the Office of the United States Trustee as and when such fees become due.

                                  ARTICLE VI.

         ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE
                     OR MORE CLASSES OF CLAIMS OR INTERESTS

1.     CLASSES ENTITLED TO VOTE.

       Each impaired Class (other than Class 7) shall be entitled to vote to accept or reject the Plan. Any unimpaired Class shall be deemed to have accepted the Plan, and shall not be entitled to vote to accept or reject the Plan. Class 7 is deemed to have rejected the Plan and shall not be entitled to vote to accept or reject the Plan.

2.     CLASS ACCEPTANCE REQUIREMENT.

       Under Section 1126(c) of the Bankruptcy Code, an impaired Class of Claims has accepted the Plan if the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class who have voted on the Plan have voted to accept the Plan.

3.     CRAMDOWN.

       With respect to Class 7, the Debtors are seeking confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code. In the event that any other impaired Class votes to reject the Plan, the Debtors hereby request confirmation pursuant to Section 1129(b) of the

Bankruptcy Code with respect to such Class as well. In connection therewith, the Debtors shall be allowed to modify the proposed treatment of the Allowed Claims in any Class that votes to reject the Plan consistent with Section 1129(b)(2) of the Bankruptcy Code.

4.     CLAIM DESIGNATION.

       The Debtors reserve the right to seek to designate, pursuant to Section 1126(e) of the Bankruptcy Code, any Entity whose vote on the Plan was submitted for an improper purpose or was otherwise not submitted in good faith.

                                  ARTICLE VII.

                       PROVISIONS REGARDING DISTRIBUTIONS

1.     DATE OF DISTRIBUTIONS.

       On the Effective Date or as soon thereafter as is reasonably practicable, the Liquidating Agent shall cause the Consolidated Debtor to use the Liquidation Proceeds to make Distributions with respect to Allowed Claims in Classes 1 through 6, as and to the extent provided for herein or as ordered by the Court. Subsequent to the Effective Date, the Liquidating Agent shall cause the Consolidated Debtor to use the Liquidation Proceeds to make Distributions, on each Distribution Date or as soon thereafter as is reasonably practicable, with respect to Allowed Claims as contemplated by and to the extent set forth in the Plan; provided, however, that Distributions with respect to Class 1 or Class 2 Claims that become allowed after the Effective Date shall be made as soon as reasonably practicable after the dates such Claims are allowed. The Liquidating Agent shall cause the Consolidated Debtor to continue to make Distributions out of the Liquidation Proceeds up to and including the Consummation Date, on which date it will make the final Distribution under this Plan.

2.     INTEREST ON CLAIMS.

       Except as set forth in a Final Order of the Court entered in the Chapter 11 Cases, no holder of any Claim shall be entitled to interest accruing on or after the Petition Date on such Claim. Interest shall not accrue or be paid upon any Disputed Claim with respect to the period from the Petition Date to the date a final Distribution is made thereon if and after such Disputed Claim, or any part thereof, becomes an Allowed Claim.

3.     MEANS OF PAYMENT.

       All payments made pursuant to this Plan shall be in Cash and by any means reasonably selected by the Liquidating Agent, including check or wire transfer, and may include any endorsement or limitation as may be approved by the Liquidating Agent.

4.     DUTIES OF LIQUIDATING AGENT.

       The Liquidating Agent will cause the Consolidated Debtor to make all Distributions under the Plan out of the Liquidation Proceeds (and, in the case of Distributions being made on the Consummation Date, out of Retained Proceeds). The Liquidating Agent will have responsibility for determining pro rata Distributions (as necessary) and sending such Distributions to the appropriate holders of Claims. The duties of the Liquidating Agent are limited to the ministerial functions set forth specifically in this Plan. The Debtors, the Consolidated Debtor, the Committee, its members, the Oversight Committee, its members, the Liquidating Agent, and the officers, directors, attorneys, financial advisers and other agents of all of the foregoing shall incur no liability for their respective actions (or failures to act) or conduct pursuant to this Plan except to the extent attributable to their willful misconduct or gross negligence. Notwithstanding any other provision of this Plan to the contrary, Distributions may be deferred or delayed in the discretion of the Liquidating Agent for a reasonable time in the event that such deferral is necessary to permit investments to reach maturity, in the event that additional time is needed to make a proper Distribution, or in the event that the receipt of additional funds is necessary to make meaningful payments.

5.     ROUNDING.

       Whenever any payment of a fraction of a dollar would otherwise be called for, the actual payment shall reflect a rounding of such fraction down to the nearest whole dollar.

6. NO CASH PAYMENTS OF $100 OR LESS ON ACCOUNT OF ALLOWED CLAIMS IN CLASS 6 PRIOR TO FINAL DISTRIBUTION DATE.

       If a Cash payment to be received by any holder of an Allowed Claim in Class 6 on any Distribution Date (except the final Distribution on the Consummation Date) would be $100 or less in the aggregate, notwithstanding any contrary provision of this Plan, no such payment will be made to such holder, and such Cash, if applicable, shall be held for such holder until the next Distribution Date, at which time such Cash payment shall be made to the holder (unless this Section 6 shall again apply).

7.     UNCLAIMED PROPERTY.

       "Unclaimed Property" means any funds payable to holders of Allowed Claims which are unclaimed. Unclaimed Property shall include (a) checks (and the funds represented thereby) which have been returned as undeliverable without a proper forwarding address, (b) funds for checks which have not been presented and paid within sixty (60) days of their issuance, and (c) checks (and the funds represented thereby) which were not mailed or delivered because of the absence of a proper address to mail or deliver such property. Unclaimed Property shall be held in an "Unpaid Claims Reserve" to be held for the benefit of the holders of Allowed Claims entitled thereto under the terms of the Plan. For a period of the later of 180 days following the first Distribution to a Class of Claims or 120 days after a Distribution is made to a claimant on account of which Unclaimed Property first results (said period being hereinafter referred to as the "Claiming Period"), Unclaimed Property shall be held in the Unpaid Claims Reserve solely for the benefit of the holders of Allowed Clams which have failed to claim such property. During the Claiming Period, Unclaimed Property due the holder of an Allowed Claim shall be released from the Unpaid Claims Reserve and delivered to such holder upon presentation of proper proof by such holder of its entitlement thereto. In the event that there is Unclaimed Property in the Unpaid Claims Reserve with regard to any Claim, the Liquidating Agent shall, until such Unclaimed Property is claimed or the Claiming Period with regard to the holder of such Claim has expired, make all subsequent Distributions due with regard to such Claim to the Unpaid Claims Reserve. After the Claiming Period with regard to such holder has expired, no subsequent Distributions shall be made on account of such Claim, and such Claim shall be treated as being disallowed, waived, and satisfied. At the end of the Claiming Period, the holder of an Allowed Claim theretofore entitled to Unclaimed Property shall cease to be entitled thereto and the Unclaimed Property shall be Liquidation Proceeds. Notwithstanding the foregoing, if there is any Unclaimed Property in the Unpaid Claims Reserve as a result of the final Distribution and such Unclaimed Property remains in the Unpaid Claims Reserve after expiration of the Claiming Period, and if, in the judgment of the Liquidating Agent, the Unclaimed Property is not sufficient to make a meaningful Distribution, such Unclaimed Property shall be used to satisfy any post-Confirmation Administrative Expenses, and the balance shall be paid to the registry of the Court. These provisions shall apply without regard to any applicable non-bankruptcy laws with respect to unclaimed property. The Unpaid Claims Reserve may be maintained as an interest bearing account. All interest earned thereon shall be Liquidation

Proceeds, and no claimant entitled to funds from the Unpaid Claims Reserve shall be entitled to interest with regard to the amounts due to such claimant.

8.     TAXES.

       The Liquidating Agent shall be entitled to deduct any federal or state withholding taxes from any Distributions made with respect to Allowed Claims, as appropriate, and shall otherwise comply with ss.346 of the Bankruptcy Code. The Liquidating Agent shall be authorized to seek a determination of the Consolidated Estate's tax liabilities, as contemplated by Section 505 of the Bankruptcy Code.

       ARTICLE VIII.

             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.     REJECTION OF CONTRACTS AND LEASES.

       To the extent that, as of the Confirmation Date, the Debtors have any remaining executory contracts or unexpired leases that have not been previously assumed or rejected, then all such remaining executory contracts or unexpired leases shall be deemed rejected as of the Effective Date.

2.     BAR TO REJECTION DAMAGES.

       If the Debtors reject an executory contract or unexpired lease pursuant to the Plan and such rejection results in a Claim that has not theretofore been evidenced by a timely filed proof of claim or a proof of claim that is deemed to be timely filed under applicable law, then any person seeking to assert such a Claim shall file with the Court, and serve upon the Consolidated Debtor, a proof of claim within thirty (30) days from the Effective Date. Any person seeking to assert such a Claim who fails to file a proof of claim within this thirty (30) day period shall be deemed to have waived said Claim, and it shall be forever barred.

                                  ARTICLE IX.

                              CONDITIONS PRECEDENT

       Each of the following conditions must occur and be satisfied on or before the Effective Date for the Plan to be effective on the Effective Date (provided that the Debtors may agree to waive any one or more of the following conditions):

       (a) The Confirmation Order shall have been signed by the Court and duly entered by the Clerk of the Court in a form and substance reasonably acceptable to the Debtors; and

       (b) Either the Confirmation Order shall have become a Final Order or there shall not be any stay in effect with respect to the Confirmation Order and the Confirmation Order shall not have been vacated, reversed, modified or amended in any material respects without the prior written consent of the Debtors.


                                   ARTICLE X.

                          MODIFICATIONS AND AMENDMENTS

       The Debtors reserve the right to alter, amend, or modify the Plan as contemplated by Section 1127 of the Bankruptcy Code. The Plan may be modified, before or after Confirmation, without notice or hearing, or on such notice and hearing as the Court deems appropriate, if the Court finds that the proposed modification does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard to the proposed modification. Without limiting the foregoing, the Plan otherwise may be modified after notice and hearing. In the event of any modification at or before Confirmation, any votes in favor of the Plan shall be deemed to be votes in favor of the Plan as modified, unless the Court finds that the proposed modification materially and adversely affects the rights of the parties in interest that cast said votes.

                                  ARTICLE XI.

                           RETENTION OF JURISDICTION

1.     THE COURT'S RETENTION OF JURISDICTION OVER THE CONSOLIDATED DEBTOR.

       After the Confirmation Date, the Court shall retain exclusive jurisdiction over the Debtors, the Consolidated Debtor, the Estates, the Consolidated Estate, and the Chapter 11 Cases until the Consolidated Debtor's case is closed, for the following purposes:

              (i) to hear and determine any and all pending or future proceedings regarding the allowance, disallowance, estimation or subordination of Claims or Interests;

              (ii) to consider and act on the compromise and settlement of any Claim against, or Interest in, the Debtors, or any Cause of Action asserted on behalf of the Consolidated Estate; provided, however, that there shall be no requirement that the Consolidated Debtor or the Liquidating Agent seek Court approval of compromises and settlements except as provided herein;

              (iii) to hear and determine all pending or future controversies, suits, and disputes that may arise under the Plan, including controversies arising in connection with the interpretation or construction of the Plan or any documents intended to implement the provisions of the Plan;

              (iv) to hear and determine any and all applications of professional persons for the allowance of compensation and reimbursement of expenses incurred prior to or on the Confirmation Date;

              (v) to hear and determine any and all pending applications or motions for rejection of executory contracts or unexpired leases to which the Debtors are a party, or with respect to which the Debtors may be liable, and to hear and determine, if necessary, and to fix the allowance of, any and all Claims arising from the rejection of executory contracts and unexpired leases pursuant to the Plan or otherwise;

              (vi) to consider and rule upon any proposed modifications of the Plan;

              (vii) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in any order of the Court, including the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan and to implement and effectuate the Plan;

              (viii) to determine such other matters that may be provided for in the Confirmation Order or other orders of the Court, all as authorized under the provisions of the Bankruptcy Code or any other applicable law;

              (ix) to enforce all orders, judgments, injunctions, and rulings entered in connection with the Chapter 11 Cases or the Consolidated Debtor's case;

              (x) to hear and determine all applications, adversary proceedings, disputes, controversies and contested matters arising under Chapter 11 of the Bankruptcy Code or arising in or related to the Chapter 11 Cases or the Consolidated Debtor's case, including matters related to any claim or Cause of Action to be pursued for the benefit of the Consolidated Estate, whether such claim or Cause of Action is filed prior to or after the Confirmation Date;

              (xi) to hear and determine disputes and controversies regarding title to property of the Consolidated Estate or the Debtors;

              (xii) to issue such orders as may be necessary or appropriate in aid of Confirmation, and to facilitate consummation of the Plan, including orders requiring parties to fulfill their obligations as specified in the Plan; and

              (xiii) to consider and act upon any claim or cause of action by or against the Debtors, the Consolidated Debtor, the Committee, the Oversight Committee, or the Liquidating Agent, or their respective members, agents, attorneys, financial advisers, or representatives, arising under or in connection with the Chapter 11 Cases, the Consolidated Debtor's case or the Plan.

2.     AUTOMATIC STAY.

       The automatic stay arising out of Section 362(a) of the Bankruptcy Code shall continue in full force and effect until the Consummation Date and the Consolidated Debtor and the Consolidated Estate shall be entitled to all of the protections afforded thereby. The Court shall have the power to grant such additional and supplemental stays as may be necessary or appropriate to protect and preserve the assets of the Debtors, the Consolidated Debtor and/or the Consolidated Estate or to permit the just and orderly administration of the Consolidated Estate. All assets of the Consolidated Debtor (including the Liquidation Proceeds and the Retained Proceeds) shall remain property of the Consolidated Estate until distributed in accordance with this Plan, and no entity shall at any time have any claim to or interest in any asset of the Consolidated Debtor except to the extent that such entity is the holder of an Allowed Claim entitled to Distributions under this Plan.

                                  ARTICLE XII.

                            INJUNCTION AND SETTLEMENT

1.     INJUNCTION.

       THE CONFIRMATION ORDER SHALL, ON THE EFFECTIVE DATE, OPERATE AS AN INJUNCTION AGAINST ANY ACT AGAINST THE CONSOLIDATED DEBTOR, THE CONSOLIDATED ESTATE, THE ASSETS OF THE CONSOLIDATED DEBTOR AND THE CONSOLIDATED ESTATE, THE LIQUIDATION PROCEEDS, THE RETAINED PROCEEDS AND/OR THE LIQUIDATING AGENT, TO INITIATE, PROSECUTE, ENFORCE, LIQUIDATE, COLLECT OR OTHERWISE ASSERT ANY CLAIM AGAINST THE CONSOLIDATED DEBTOR, THE CONSOLIDATED ESTATE, THE ASSETS OF THE CONSOLIDATED DEBTOR AND THE CONSOLIDATED ESTATE, THE LIQUIDATION PROCEEDS, THE RETAINED PROCEEDS AND/OR THE LIQUIDATING AGENT, EXCEPT AS PROVIDED IN THIS PLAN. Any act taken in violation of this Article XII shall be null and void. On and after the Confirmation Date, the provisions of the Plan shall be binding upon the Debtors, the Consolidated Debtor, the Estates, the Consolidated Estate, all holders of Claims, all holders of Interests, all other parties in interest in the Chapter 11 Cases, and their respective successors and assigns, in each case whether or not such entities are impaired and whether or not such entities have accepted the Plan.

2.     SETTLEMENT OF CLAIMS.

       On the Effective Date, (i) the Indemnified Parties shall take all actions necessary or desirable in order to cause the Trustee to make the Settlement Payment to the Consolidated Debtor and the Consolidated Estate, for Distribution to the holders of Allowed Claims, and (ii) each of Thompson, Ms. Sandy M. Mackless, and Messrs. Ronald P. Koegler, Michael F. Sosh, John W. DeMell and Scott E. Brewer shall be deemed to have waived all Claims arising as a result of the rejection by ITS of the Rejected Retention Agreements. Upon the receipt by the Consolidated Debtor and the Consolidated Estate of the Settlement Payment, each of the

Debtors, the Consolidated Debtor, the Estates, the Consolidated Estate, each holder of a Claim, each holder of an Interest, each party in interest, and each person or entity acting or claiming, or purporting to act or claim, by, through, under or on behalf of any of the foregoing, shall be deemed to have irrevocably released and discharged each Indemnified Party, Ronald P. Koegler, Michael F. Sosh, John W. DeMell, Charles P. Licata, Scott E. Brewer, Sandy M. Mackless and their successors and assigns from and against any and all claims, damages, causes of action, suits, debts, obligations, liabilities, demands, losses, costs and expenses (including attorneys' fees) of any kind, character or description, whether fixed or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, disputed or undisputed, legal or equitable, and arising at any time prior to the Effective Date by reason of or in any manner relating to any Indemnified Party, Ms. Mackless or any of Messrs. Koegler, Sosh, Demell, Licata or Brewer, being or having served as an officer, director, employee or agent of any Debtor or being or having served as a trustee under the Voting Trust Agreement. Confirmation of the Plan shall constitute approval of the settlement and compromise set forth in this Paragraph 2 pursuant to the applicable provisions of the Bankruptcy Code.

                                 ARTICLE XIII.

                            LIMITATION OF LIABILITY

       Neither the Debtors, the Consolidated Debtor, the Committee, the Oversight Committee, the Liquidating Agent nor any of their respective members, employees, officers, directors, agents, advisors, attorneys, or financial advisers, shall have or incur any liability to any holder of a Claim or Interest or any other party in interest, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Consolidated Debtor's case, the negotiation, formulation and preparation of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Consolidated Estate and the distribution of property under the Plan, except for their gross negligence or willful misconduct, and in all respects they shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. The entry of the Confirmation Order shall constitute the determination by the Court that the Debtors, the Consolidated Debtor, the Committee, the Oversight Committee, the Liquidating Agent and each of their respective members, employees, officers, directors, agents, advisors, attorneys and financial advisers shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to, among others, Sections 1125(e) and 1129(a)(3) of the Bankruptcy Code, with respect to the foregoing. Nothing herein shall be construed, however, to relieve the Consolidated Debtor or the Liquidating Agent, or any party, from performing their respective obligations under the Plan.

                                  ARTICLE XIV.

                              OVERSIGHT COMMITTEE

1.     PROCEDURES AND RULES.

       The Oversight Committee shall function under the following rules:

       (a) Any member of the Oversight Committee may act by proxy;

       (b) The Oversight Committee shall prescribe its own rules of procedure subject, however, to the following requirements:

              (i) All action by the Oversight Committee shall be upon the affirmative vote of a majority of the members of the whole Oversight Committee voting, either in person or by proxy;

              (ii) Presence of a majority of the members, in person, by proxy or by conference call, shall constitute a quorum;

              (iii) Authorization for or approval of any action may be evidenced by the written consent of a majority of the Oversight Committee;

              (iv) Meetings of the Oversight Committee may be conducted by telephone conference call; and

              (v) The Oversight Committee shall not be entitled to authorize or take any action contrary to the provisions of the Plan and/or the Confirmation Order.

       (c) Each member of the Oversight Committee will serve without compensation but each individual member of the Oversight Committee shall be reimbursed for all reasonable out-of-pocket travel and related expenses and disbursements incurred by it in the performance of its duties as a member of the Oversight Committee; and

       (d) Upon the Consummation Date, the Oversight Committee shall be dissolved, and each member of the Oversight Committee shall be discharged of its duties and responsibilities under the Plan.

2.     AUTHORITY AND RESPONSIBILITY OF THE OVERSIGHT COMMITTEE.

       The Oversight Committee shall have the authority to supervise and review the activities and performance of the Liquidating Agent, and shall have the authority to seek to remove and replace the Liquidating Agent. It shall have such further authority as may be specifically granted by the Plan.

3.     RETENTION OF PROFESSIONALS.

       The Oversight Committee may independently retain, without the necessity of obtaining any approval from the Court or providing notice to any party in interest, the services of professional persons for specific purposes and tasks which are necessary to assist the Oversight

Committee in the performance of its duties or to defend any claim brought against any member of the Oversight Committee arising out of its acts or omissions on the Oversight Committee, including Thelen, Reid & Priest LLP and Executive Sounding Board Associates, Inc. The reasonable fees and expenses of such professional persons shall be paid out of the Liquidation Proceeds, without the necessity of providing any notice or seeking or obtaining any approval of the Court.

4.     NO RECOURSE.

       No recourse shall ever be had, directly or indirectly, against any member of the Oversight Committee personally, by legal or equitable proceedings or by virtue of any statute or otherwise, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Oversight Committee under the Plan, or by reason of the creation of any indebtedness by the Liquidating Agent under this Plan for any purpose authorized by this Plan, save and except in cases of defalcation, misappropriation, fraud or gross negligence by such member, it being expressly understood and agreed that all such liabilities, promises, contracts, instruments, undertakings, obligations, covenants, and agreements shall be enforceable only against and be satisfied only out of the assets of the Consolidated Debtor or shall be evidence only of a right of payment out of the assets of the Consolidated Debtor.

5.     LIMITED LIABILITY.

       Neither the Oversight Committee nor any of its members shall be liable for the act, default or misconduct of any other members of the Oversight Committee nor shall any member be liable for anything other than such member's own acts as shall constitute willful misconduct or gross negligence in the performance of its duties. None of the Oversight Committee members shall incur or be under any liability or obligation by reason of any act done or omitted to be done, by any member of the Oversight Committee. The Oversight Committee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with counsel, accountants and its agents, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Oversight Committee determines not to consult with counsel, accountants or its agents, such determination shall not be deemed to impose any liability on the Oversight Committee, or its members and/or its designees.

6.     REMOVAL.

       A member of the Oversight Committee can be removed (a) by the affirmative vote of a majority of the other members of the Oversight Committee, or (b) by the Court on motion of the Liquidating Agent or any holder of a Class 6 Claim, for good cause shown, after notice and a hearing.

7.     VACANCIES.

       If a member of the Oversight Committee resigns, or is disqualified or removed from service in that capacity, the vacancy may be (but is not required to be) filled by the affirmative vote of a majority of the remaining members of the Oversight Committee.

8.     STATEMENTS AND REPORTS.

       The Liquidating Agent shall deliver to each member of the Oversight Committee and its counsel and financial adviser (if any) a statement within 20 days after the end of each calendar quarter showing, by conventional line items, all receipts and Distributions or other disbursements by the Consolidated Debtor during such quarter and the amount of Retained Proceeds, in each case as at the beginning and end of such quarter, such statement to be certified by the Liquidating Agent as being true and accurate in all material respects. The Liquidating Agent shall also report as necessary, but not less often then quarterly, on the status of the liquidation of the Consolidated

Debtor's assets and on such other matters as may be reasonably requested by the Oversight Committee.

                                  ARTICLE XV.

                                  MISCELLANEOUS

1.     BINDING EFFECT.

       The Plan shall be legally binding upon and inure to the benefit of the Debtors, the Consolidated Debtor, the Estates, the Consolidated Estate, the Committee, the Oversight Committee, the Liquidating Agent, the holders of Claims, the holders of Interests, the FAA, all other parties in interest in the Chapter 11 Cases, and their respective successors and assigns.

2.     NOTICES.

       Any notice required or permitted to be provided to the Consolidated Debtor, the Oversight Committee, or the Liquidating Agent under the Plan shall be in writing and served by overnight courier service or by certified mail, return receipt requested, addressed as follows:

THE LIQUIDATING AGENT
OR THE CONSOLIDATED DEBTOR:

THE OVERSIGHT COMMITTEE:


3.     GOVERNING LAW.

       Unless a rule of law or procedure is supplied by federal law, including the Bankruptcy Code and the Bankruptcy Rules, the laws of the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

4.     AMENDMENT TO DEBTORS' ORGANIZATIONAL DOCUMENTS.

       As of the Effective Date, each Debtor's organizational documents shall be deemed amended to include a provision that prohibits the issuance of nonvoting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code.

5.     DISSOLUTION OF COMMITTEE.

       The Committee shall be dissolved as of the Effective Date, and each member of the Committee shall be discharged of its duties and responsibilities as of the Effective Date.

6.     DESIGNATED NOTICE.

       Notwithstanding any other provision of this Plan, when notice and a hearing is required with regard to any action to be taken by the Consolidated Debtor or the Liquidating Agent, Designated Notice shall be adequate.

7.     CORPORATE DISSOLUTION.

       On or as soon as practicable after the Consummation Date, except as otherwise determined by the Liquidating Agent as necessary or appropriate under the circumstances, the Debtors shall be dissolved without any further action by the shareholders or directors of the Debtors. If necessary or appropriate, the Liquidating Agent shall file a certificate of dissolution with respect to each Debtor and shall take all other actions necessary or appropriate to effect the dissolution of record of each Debtor under the state law pursuant to which such Debtor was organized and to wind up the affairs of each Debtor, and all such actions taken by the Liquidating Agent shall be binding and conclusive on all holders of Claims, holders of Interests and other parties in interest. All applicable regulatory or governmental agencies shall take all steps necessary to allow and effect the prompt dissolution of the Debtors as provided herein, without the payment of any fee, tax, or charge and without need for the filing of reports or certificates. The Liquidating Agent shall also have the authority to take any and all actions necessary to dissolve each Debtor's non-debtor subsidiaries in accordance with applicable law.

8.     NO FURTHER S.E.C. REPORTING.

       On or as soon as reasonably practicable after the Effective Date, the Liquidating Agent shall take such actions (including, if applicable, the filing of a Form 15 with the Securities and Exchange Commission) as are necessary or appropriate to release ITS from the periodic reporting requirements of the Securities Exchange Act of 1934 (as amended) and to deregister ITS under such Act.

9.     DOCUMENT RETENTION.

       The Liquidating Agent shall be authorized to destroy or discard any of the Debtors' or Consolidated Debtor's books, records, files, documents, information, data and/or papers that are not needed by the Liquidating Agent in connection with the discharge of its duties under the Plan.

Respectfully submitted,


Dated:  October 18, 2002.

INTERNATIONAL TOTAL SERVICES, INC.,
CROWN TECHNICAL SYSTEMS, INC., I.T.S. OF
NEW YORK, INC., SELECTIVE DETECTIVE
SERVICES, INC., T.I.S. INCORPORATED,
CERTIFIED INVESTIGATIVE SERVICES, INC.,
AND TEXAS INTERNATIONAL SERVICES
CORP.


By:  /s/
   ----------------------------
Name:   Mark D. Thompson
Title:  President and CEO

KING & SPALDING



By:/s/
   --------------------------------------------------
     Mitchell I. Sonkin (MS5902)
     Lawrence A. Larose (LL2252)
     Scott E. Eckas (SE7479)
     1185 Avenue of the Americas
     New York, New York  10036
     Telephone: (212) 556-2100
     Telecopy:  (212) 556-2222

                    -and

     Paul K. Ferdinands
     John F. Isbell
     191 Peachtree Street
     Atlanta, Georgia 30303
     Telephone:  (404) 572-4600
     Telecopy:  (404) 572-5149

ATTORNEYS FOR THE DEBTORS AND DEBTORS IN POSSESSION